Exhibit 99.1

Goodman Networks Reports Third Quarter 2016

Revenue and Earnings

FRISCO, TX, November 14, 2016 – Goodman Networks Incorporated today announced financial results for the three and nine months ended September 30, 2016.

Revenue from continuing operations was $104.3 million and $282.2 million for the three and nine months ended September 30, 2016, respectively, an increase of $10.4 million and $27.3 million from the same periods in 2015, respectively. The revenue growth from continuing operations was driven by increased volume in our Field Services segment offset slightly by decreased revenues in our Professional Services and Infrastructure Services segment for the nine months ended September 30, 2016.

On July 6, 2016, we sold certain assets to Dycom, and Dycom assumed certain liabilities of the Company, related to the Company’s former wireless network deployment and wireline businesses within the Infrastructure Services segment. As a result, the Company has classified the results of the wireless network deployment and the wireline businesses as discontinued operations in the consolidated statements of operations and comprehensive loss for all periods presented. Additionally, the related assets and liabilities associated with the discontinued operations are classified as held for sale in the consolidated balance sheets.

Field Services revenue increased 15.1% and 22.4% for the three and nine months ended September 30, 2016, as compared to the same periods in 2015, respectively, driven primarily by an increased volume in work orders related to satellite installation and repair services. Professional Services revenue decreased 4.6% and 13.9% for the three and nine months ended September 30, 2016 as compared to the same periods in 2015, respectively, resulting from a decrease in engineering services provided to Alcatel-Lucent and a decline resulting from the completion of certain long term Distributed Antenna Systems (“DAS”) services contracts. Infrastructure Services revenue, now consisting primarily of decommissioning and maintenance services for carriers, increased for the three months ended September 30, 2016 by 12.9% and decreased 61.3% for the nine months ended September 30, 2016, respectively, compared to the same periods in 2015 due to the decline in services provided under a decommissioning program for a major carrier. We expect revenue for our Infrastructure Services segment to increase through the fourth quarter of 2016 as we continue ramp to up a new program with Sprint.

“After the Dycom asset sale, this is truly a new Goodman with a new focus and strategic direction,” stated Ron Hill, Goodman Networks’ executive chairman and chief executive officer.  “As capacity and densification constraints on the wireless network grow due to exponentially increasing consumer demand from streaming video and the Internet of Things, Goodman is postured to take advantage of these trends with its wireless expertise in DAS and WiFi and significant ‘feet on the street’ presence.  We will continue to grow the top line with new business opportunities and continue our emphasis on cash flow and overall profitability for all of our stakeholders.”

Overall gross profit of $12.9 million decreased $4.0 million for the three months ended September 30, 2016 when compared to the same period in the prior year. Gross margin for the three months ended September 30, 2016 of 12.4% decreased from 18.0% from the same period in 2015, primarily due to increased costs within our Field Services segment due to workforce ramp up costs and work order mix within our Field Services Segment and Infrastructure Services segment and the closure of long term projects with low margins in our Professional Services segment. Gross profits for the nine months ended September 30, 2016 increased by $0.4 million to $40.9 million from $40.5 million for the same period in the prior year.

Gross profit for the Field Services segment of $11.0 million decreased $1.8 million for three months ended September 30, 2016 from $12.8 million in the same period in the prior year. Field Services gross margin decreased from 17.8% to 13.3% compared to the same three month period in the prior year. Field Services gross profit of $35.4 million for the nine months ended September 30, 2016 increased $0.9 million from $34.5 million for the same period in the prior year while Field Services margins declined from 18.0% to 15.1%.  The Field Services segment gross profit and margin declines were due to workforce ramp up costs in addition to a product mix shift.

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Gross profit for the Professional Services segment of $2.1 million for the three months ended September 30, 2016 decreased $2.3 million compared to $4.4 million for the same period in the prior year. Gross margins for the three months ended September 30, 2016 decreased to 11.7%, from 23.3% during the same period in 2015. Margins declined during the period due to the delay and completion of certain long term distributed antenna systems (“DAS”) projects which lower margins. Margins in the same period in prior year were higher due the completion of higher margin projects subsequent to the CSG acquisition as we further integrated the business.  Gross profit for the Professional Services segment for the nine months ended September 30, 2016 remained relatively flat at $5.4 million when compared to the same period prior year.  Gross margin increased to 12.8% from 11.0% for the nine months ended September 30, 2016.

Infrastructure Services gross margin for the three months ended September 30, 2016 of negative 5.8% increased from a negative 10.6% during the same period in 2015. Gross Margins for the nine months ended September 30, 2016 decreased from 3.7% to 2.6%.  The Infrastructure Services segment incurred ramp up costs relating to the new Sprint program, which in the short term has yielded lower margins as the Company incurs additional costs with little associated revenue for the quarter. The program is expected to increase in both revenue and margins in the future periods as we continue to ramp the program.

Income (Loss) from continuing operations was $4.0 million and $(27.6) million for the three and nine months ended September 30, 2016, respectively, compared to a loss from continuing operations of $(12.5) million and $(61.9) million for the three and nine months ended September 30, 2015, respectively.

Adjusted EBITDA from continuing operations was $1.7 million for the three months ended September 30, 2016, compared to $1.4 million from the same period in 2015. Adjusted EBITDA from continuing operations for the nine months ended September 30, 2016 was $6.5 million compared to ($7.0) million for the same period in 2015.

Summary financial statements for the three and nine months ended September 30, 2016 are included in Exhibit A to this earnings announcement.

Results for the three and nine months ended September 30, 2015 and 2016 (dollars in thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2016		2015	2016

	Amount	Amount	Change ($)	Amount	Amount	Change ($)
Revenues:
Field Services	$72,299	$83,188	$10,889	$191,514	$234,388	$42,874
Professional Services	18,760	17,896	(864)	49,164	42,312	(6,852)
Infrastructure Services	2,879	3,251	372	14,257	5,492	(8,765)
Total revenues	93,938	104,335	10,397	254,935	282,192	27,257
Cost of revenues:
Field Services	59,463	72,141	12,678	156,947	198,950	42,003
Professional Services	14,385	15,801	1,416	43,736	36,906	(6,830)
Infrastructure Services	3,184	3,439	255	13,723	5,350	(8,373)
Total cost of revenues	77,032	91,381	14,349	214,406	241,206	26,800
Gross profit:
Field Services	12,836	11,047	(1,789)	34,567	35,438	871
Professional Services	4,375	2,095	(2,280)	5,428	5,406	(22)
Infrastructure Services	(305)	(188)	117	534	142	(392)
Total gross profit	16,906	12,954	(3,952)	40,529	40,986	457

Gross margin as percent of segment revenues:
Field Services	17.8%	13.3%		18.0%	15.1%
Professional Services	23.3%	11.7%		11.0%	12.8%
Infrastructure Services	(10.6)%	(5.8)%		3.7%	2.6%
Total gross margin	18.0%	12.4%		15.9%	14.5%
Selling, general and administrative expenses	18,068	15,745	(2,323)	59,143	43,235	(15,908)
Restructuring expense	250	221	(29)	7,892	1,621	(6,271)
Impairment expense	-	-	-	2,142	8,767	6,625
Operating loss	(1,412)	(3,012)	(1,600)	(28,648)	(12,637)	16,011
Interest income	(43)	(121)	(78)	(116)	(201)	(85)
Interest expense	11,096	11,234	138	33,041	33,301	260
Loss before income taxes	(12,465)	(14,125)	(1,660)	(61,573)	(45,737)	15,836
Income tax expense	48	(18,153)	(18,201)	387	(18,087)	(18,474)
Net income (loss) from continuing operations	(12,513)	4,028	16,541	(61,960)	(27,650)	34,310
Discontinued operations, net of income taxes	190	60,316	60,126	11,365	58,765	47,400
Net income (loss)	$(12,323)	$64,344	$76,667	$(50,595)	$31,115	$81,710

SG&A expense of $15.7 million for the three months ended September 30, 2016 decreased by $2.3 million from $18.0 million for the same period in the prior year.  SG&A of $43.2 million for the nine months ended September 30, 2016, decreased $15.9 million from $59.1 million for the same period in the prior year.  We continue to take steps to reduce our SG&A costs ensuring it aligns with revenue forecasts and the shift in our business after the sale of assets to Dycom.

We recorded a non-cash impairment charge of $8.7 million in the nine months ended September 30, 2016 due to the impairment of goodwill related to our Core Network Deployment (“CND”) reporting unit within our Professional Services segment. The determination to test for goodwill impairment prior to our October 1st impairment dates was based on certain indicators of impairment, including the reduction in backlog for enterprise customers as a result of current market conditions.

Net interest expense was $11.1 million for both the three months period ended 2016 and 2015. Net interest expense for the nine months ended September 30, 2016, was $33.1 million and remained relatively flat compared to $32.9 million for the same period in 2015.

Net cash used in continuing operating activities was $41.2 million for nine months ended September 30, 2016 compared to $37.9 million for the same period in the prior year. The increase is due primarily to the increase in accounts receivable. Capital spending was $2.7 million for the nine months ended September 30, 2016 compared to $1.8 million for the same period in the prior year. Cash provided by financing activities for the nine months ended September 30, 2016 of $7.3 million compared to cash used in financing activities of $4.8 million in the nine months ended September 30, 2015. The change was primarily related to a $4.0 million payment on a guarantee in the nine months ended September 30, 2015 and borrowings on our line of credit in September 2016. As of September 30, 2016, cash on hand was $85.4.million and we ended the quarter with additional borrowing capacity on our credit facility of $12.7 million, representing total net liquidity of $98.1 million, of which $20 million has been deposited into an indemnity escrow account pursuant to the Dycom purchase agreement and will be held in escrow until certain conditions are fulfilled.

Goodman Networks Conference Call Information

Goodman Networks will host a conference call to discuss its financial and operational results at 8:30 AM Central Time (CT) on Monday, November 14, 2016. Dial-in information for the conference call is as follows:

Date:	Monday, November 14, 2016
Time:	8:30 AM CT
Call-in number:	(844) 308-5977 or (408) 427-3705
Participant Passcode:	16653369

Please plan on accessing the conference call 5 minutes prior to the scheduled start time. A replay of the call will be available within two hours of completion of the call and accessible for seven days. To listen to a replay of the call, please dial (855) 859-2056 or (404) 537-3406 and use passcode 16653369 prior to 10:59 PM CT on Monday, November 21, 2016.

About Goodman Networks Incorporated

Goodman Networks is a leading provider of field services to the satellite television industry and network infrastructure and professional services to the wireless telecommunications industry. Additional information can be found at www.goodmannetworks.com.

Forward-Looking Statements

This earnings release and the conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations, estimates and projections. Forward-looking statements are subject to risks and uncertainties that may cause actual results in the future to differ materially from the results projected or implied in any forward-looking statements contained in this earnings release. Such risks and uncertainties include our ability to manage or refinance our substantial level of indebtedness and our ability to generate sufficient cash to service our indebtedness, our reliance on one customer for the vast majority of our revenues, our ability to maintain a level of service quality satisfactory to this customer across a broad geographic area, our ability to raise additional capital to fund our operations and meet our obligations, our ability to translate amounts included in our estimated backlog into revenue or profits, our ability to weather business and economic conditions and trends affecting our customers and the cyclical nature of the telecommunications and subscription television service industries, the adequacy of our insurance and other reserves and allowances for doubtful accounts, whether the carrying value of our assets may be impaired, the future impact of any acquisitions or dispositions, the anticipated outcome of other contingent events, including litigation, liquidity and other financial needs and the availability of financing, and the other risks detailed in our filings with the Securities and Exchange Commission. We do not undertake to update forward-looking statements.

Non-GAAP Financial Measures

EBITDA represents net income from continuing operations before income tax expense, interest income and expense, depreciation and amortization. We present EBITDA because we consider it to be an important supplemental measure of our operating performance and we believe that such information will be used by securities analysts, investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA when reporting their results. We consider EBITDA to be an operating performance measure, and not a liquidity measure, that provides a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. We also present Adjusted EBITDA, which is defined by the Company, as EBITDA plus (i) share-based compensation; (ii) certain restructuring fees and expenses; (iii) impairment charges recognized on our long-lived assets; (iv) fees and expense related to the issuance of equity of equity and debt and (v) transaction fees and expenses related to acquisitions and dispositions; (vi) board approved bonuses related to the asset sale to Dycom and the Midcap transactions; (vii) Executive severance.

In previous presentations of Adjusted EBITDA, we adjusted for amortization of debt issuance costs. We have determined to stop making such adjustment to Adjusted EBITDA as we do not believe this gives an accurate reflection of the business. Adjusted EBITDA is not a measurement under GAAP and may not be used in the same way by other companies. Management believes that Adjusted EBITDA is an important part of our Company’s internal reporting and is a key measure used by management to evaluate profitability and operating performance of the Company. Management also uses Adjusted EBITDA to compare the Company’s performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure from period to period its ability to fund capital expenditures, fund growth, service debt and determine bonuses.

Adjusted EBITDA excludes non-cash impairment charges and non-cash stock compensation expense because of the non-cash nature of these items. Adjusted EBITDA excludes net other expense because these items are not related to the primary operations of the Company.

The following table reconciles our net income to EBITDA and EBITDA to Adjusted EBITDA (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2016	2015	2016
EBITDA and Adjusted EBITDA:
Loss from continuing operations	$(12,513)	$4,028	$(61,960)	$(27,650)
Income tax expense	48	(18,153)	387	(18,087)
Interest expense, net	11,053	11,113	32,925	33,100
Depreciation and amortization	2,346	1,656	7,615	4,793
EBITDA from continuing operations	$934	$(1,356)	$(21,033)	$(7,844)
Share-based compensation (a)	1,106	(93)	4,036	643
Restructuring expense (b)	250	221	7,892	1,621
Asset impairments (c)	-	-	2,142	8,767
Debt restructuring fees (d)	-	-	-	457
Transaction bonuses (e )	-	2,728	-	2,728
Executive Severance (f)	-	156	-	156
Adjusted EBITDA from continuing operations	$2,290	$1,656	$(6,963)	$6,528

Estimated Backlog

The Company refers to the amount of revenue it expects to recognize over the next 18 months from future work on uncompleted contracts, including master service agreements and new contractual agreements on which work has not begun, as its “estimated backlog.” The Company determines the amount of estimated backlog for work under master service agreements based on historical trends, anticipated seasonal impacts and estimates of customer demand based upon communications with customers. The Company’s estimated 18-month backlog as of September 30, 2016 was $645.6 million.

Goodman Networks Contact:

Investor Relations:	Shakeeb Mir
Chief of Staff
smir@goodmannetworks.com
(972) 421-5771

Exhibit A

Goodman Networks Incorporated

Consolidated Balance Sheets

(In Thousands, Except Share Amounts and Par Value)

(Unaudited)

	December 31, 2015	September 30, 2016

Assets
Current Assets
Cash	$39,832	$62,911
Restricted Cash	-	22,500
Accounts receivable, net of allowances for doubtful accounts of $107 at December 31, 2015 and $119 at September 30, 2016	21,179	32,331
Unbilled revenue on completed projects	695	1,939
Costs in excess of billings on uncompleted projects	3,428	3,565
Inventories	10,175	11,977
Prepaid expenses and other current assets	3,147	5,931
Assets held for sale	41,749	—
Income tax receivable	204	214
Total current assets	120,409	141,368

Property and equipment, net of accumulated depreciation of $30,140 at December 31, 2015 and $22,167 at September 30, 2016	19,036	19,140
Deposits and other assets	2,357	5,003
Insurance collateral	15,035	14,747
Deferred financing costs	98	1,196
Intangible assets, net of accumulated amortization of $14,508 at December 31, 2015 and $16,397 at September 30, 2016	14,412	12,523
Long-term assets held for sale	4,131	—
Goodwill	67,296	58,648
Total assets	$242,774	$252,625

Liabilities and Shareholders' Deficit
Current Liabilities
Line of credit	$—	$7,696
Accounts payable	23,748	26,713
Accrued expenses	47,451	33,639
Income taxes payable	311	891
Billings in excess of costs on uncompleted projects	2,930	1,277
Deferred revenue	2,295	1,536
Liabilities related to assets held for sale and discontinued operations	35,076	12,196
Deferred rent	51	40
Current portion of capital leases	775	574
Total current liabilities	112,637	84,562

Notes payable, net of deferred financing cost	315,846	318,416
Capital lease obligations	400	242
Long-term liabilities held for sale and discontinued operations	325	1,293
Accrued expenses, non-current	6,842	7,273
Deferred revenue, non-current	8,973	11,671
Deferred tax liability	1,714	1,359
Deferred rent, non-current	168	177
Total liabilities	446,905	424,993

Shareholders' Deficit
Common stock, $0.01 par value, 10,000,000 shares authorized; 1,029,072 issued and 912,754 outstanding at December 31, 2015 and September 30, 2016	10	10
Treasury stock, at cost, 116,318 shares at December 31, 2015 and September 30, 2016	(11,756)	(11,756)
Additional paid-in capital	25,914	26,557
Accumulated other comprehensive income	18	23
Accumulated deficit	(218,317)	(187,202)
Total shareholders' deficit	(204,131)	(172,368)
Total liabilities and shareholders' deficit	$242,774	$252,625

Goodman Networks Incorporated

Consolidated Statements of Operations

(In Thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2016	2015	2016
Revenues	$93,938	$104,335	$254,935	$282,192
Cost of revenues	77,032	91,381	214,406	241,206
Gross profit (exclusive of depreciation and amortization included in selling, general and administrative expense shown below)	16,906	12,954	40,529	40,986
Selling, general and administrative expenses	18,068	15,745	59,143	43,235
Restructuring expense	250	221	7,892	1,621
Impairment expense	-	-	2,142	8,767
Operating loss	(1,412)	(3,012)	(28,648)	(12,637)
Interest expense, net	11,053	11,113	32,925	33,100
Loss before income taxes and discontinued operations	(12,465)	(14,125)	(61,573)	(45,737)
Income tax expense (benefit)	48	(18,153)	387	(18,087)
Income (Loss) from continuing operations before discontinued operations	(12,513)	4,028	(61,960)	(27,650)
Discontinued operations, net of income taxes	190	60,316	11,365	58,765
Net income (loss)	(12,323)	64,344	(50,595)	31,115
Other comprehensive income (loss):	26	(14)	26	(5)
Comprehensive income (loss)	$(12,297)	$64,330	$(50,569)	$31,110

Goodman Networks Incorporated

Consolidated Statements of Cash Flows

(In Thousands)

	Nine Months Ended September 30,
	2015	2016
Operating Activities
Net (loss) income	$(50,595)	$31,115
Net income from discontinued operations	(11,365)	(58,765)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization of property and equipment	3,258	2,904
Amortization of intangible assets	4,357	1,889
Amortization of debt discounts and deferred financing costs	2,691	1,472
Impairment charges	2,142	8,767
Change in estimate of doubtful accounts	(176)	581
Deferred tax expense (benefit)	279	(355)
Share-based compensation expense	4,468	643
Change in fair value of contingent consideration	(726)	—
Disposal on property and equipment	—	119
Changes in:
Accounts receivable	(7,704)	(5,410)
Unbilled revenue	(3,510)	(1,244)
Costs in excess of billings on uncompleted projects	(2,512)	(136)
Inventories	9,191	(1,802)
Prepaid expenses and other assets	(3,915)	(5,144)
Accounts payable and other liabilities	14,932	(10,407)
Income taxes payable / receivable	(1,693)	570
Billings in excess of costs on uncompleted projects	1,276	(1,653)
Deferred revenue	1,968	1,939
Deferred rent	(329)	(2)
Net cash used in continuing operating activities	(37,963)	(34,919)
Net cash provided by discontinued operating activities	5,889	(15,521)
Net cash used in operating activities	(32,074)	(50,440)

Investing Activities
Purchases of property and equipment	(1,780)	(2,704)
Proceeds from the sale of property and equipment	11	—
Net cash used in continuing investing activities	(1,769)	(2,704)
Net cash (used in) provided by discontinued investing activities	(738)	91,391
Net cash (used in) provided by investing activities	(2,507)	88,687

Financing Activities
Proceeds from lines of credit	568,302	459,361
Payments on lines of credit	(568,302)	(451,665)
Payments on capital leases, notes payable	(815)	(359)
Payments on guarantee arrangements	(4,000)	—
Net cash (used in) provided by continuing financing activities	(4,815)	7,337
Net cash (used in) provided by financing activities	(4,815)	7,337

Effect of exchange rate changes on cash	26	(5)
Increase (decrease) in cash	(39,370)	45,579
Cash, Beginning of Period	76,703	39,832
Cash, End of Period	$37,333	$85,411